EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-135158, 333-168585, 333-176560 and 333-188844) and Forms S-8 (Nos. 333-116348, 333-116349, 333-160346, 333-160347, 333-176528, 333-190582, and 333-197956) of CAS Medical Systems, Inc. and Subsidiary of our report dated March 30, 2016, relating to the consolidated financial statements of CAS Medical Systems, Inc. and Subsidiary as of and for the years ended December 31, 2015 and 2014 which report appears in the December 31, 2015, Annual Report on Form 10-K of CAS Medical Systems, Inc. and Subsidiary.

/s / CohnReznick LLP
Roseland, New Jersey
March 30, 2016